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                      MERRILL LYNCH LIFE INSURANCE COMPANY
                        SUPPLEMENT DATED AUGUST 31, 2007
                                     TO THE
                         PROSPECTUSES DATED MAY 1, 2006
                                      FOR
                            MERRILL LYNCH ASSET I (SM)
                                   RATEMAX (SM)

                     ML LIFE INSURANCE COMPANY OF NEW YORK
                        SUPPLEMENT DATED AUGUST 31, 2007
                                     TO THE
                          PROSPECTUS DATED MAY 1, 2006
                                      FOR
                                ML NY ASSET I (SM)

This supplement describes a change regarding the Merrill Lynch Asset I(SM) group modified guaranteed annuity and the RateMax(SM) individual modified guaranteed annuity contracts issued by Merrill Lynch Life Insurance Company, and the ML NY Asset I(SM) individual modified guaranteed annuity contracts issued by ML Life Insurance Company of New York (the "Contracts"). Please retain this supplement with your Prospectus for future reference.

AEGON USA, Inc. signed an agreement on August 13, 2007 to acquire Merrill Lynch Life Insurance Company and ML Life Insurance Company of New York. The transaction is expected to close before the end of the fourth quarter of 2007, subject to customary regulatory approvals and closing conditions. AEGON USA, Inc. is an Iowa corporation that is engaged in the business of providing life insurance and annuity products.

                                   *   *   *

If you have any questions, please contact your Financial Advisor, or call the Service Center at (800) 535-5549 (for Contracts issued by Merrill Lynch Life Insurance Company) or (800) 333-6524 (for Contracts issued by ML Life Insurance Company of New York), or write the Service Center at P.O. Box 44222, Jacksonville, Florida 32231-4222.


784576-0807